Exhibit 23.6

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 31, 2022 with respect to the consolidated financial statements of Chief E&D Holdings, LP included in the Current Report of Chesapeake Energy Corporation on Form 8-K/A filed on May 18, 2022, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

August 31, 2022